Investor Contacts: Jim McLemore, CFA President & CEO 337.237.8343 Lorraine Miller, CFA EVP & CFO 337.593.3143

MidSouth Bancorp, Inc. Reports Second Quarter 2019 Results

Quarterly Highlights

•
Reported EPS for the second quarter of 2019 was a loss of $0.22 versus a loss of $0.09 for the second quarter of 2018 primarily due to the impact of a $3.8 million impairment charge for a shared national healthcare credit.

•	Bank level classified assets to capital were 32% for the second quarter of 2019 compared to 25% in the first quarter of 2019.

•
FTE net interest margin of 4.00% showed an increase of 11 basis points from first quarter 2019, which included a 13 basis point impact due to the reversal of accrued interest in the first quarter of 2019 for a shared national healthcare credit.

•	Funding costs of 54 basis points were stable with core deposits comprising a strong 88% of total deposits.

•	Tangible common equity to tangible assets at June 30, 2019 was 8.1% compared to 8.0% at March 31, 2019.

LAFAYETTE, LA., July 25, 2019/BusinessWire/ -- MidSouth Bancorp, Inc. (“MidSouth”) (NYSE:MSL) today reported a quarterly net loss available to common shareholders of $3.7 million for the second quarter of 2019 compared to net loss available to common shareholders of $1.5 million for the second quarter of 2018 and $6.6 million in net loss available to common shareholders for the first quarter of 2019. The second quarter loss is primarily due to the $3.8 million impairment charge for a shared national healthcare credit, with 91% of the loan being fully reserved, and $1.1 million of expense related to the anticipated merger with Hancock Whitney Corporation. MidSouth has two additional pass rated shared national credits with a balance of $12.2 million and $22.0 million committed. The second quarter of 2018 included an after-tax charge of $4.2 million resulting from regulatory remediation costs. Excluding non-operating expenses, a loss of $0.17 per diluted share was reported for the second quarter of 2019 compared to loss per diluted share of $0.40 for the first quarter of 2019 and earnings per diluted share of $0.17 for the second quarter of 2018.

Balance Sheet
Consolidated assets decreased $143.8 million to $1.7 billion at June 30, 2019 from $1.9 billion at June 30, 2018 and essentially unchanged from March 31, 2019. Our stable core deposit base, which excludes time deposits, totaled $1.2 billion at June 30, 2019 and March 31, 2019 and accounted for 87.8% and 87.65% of deposits at June 30, 2019 and March 31, 2019, respectively. Net loans totaled $851.9 million at June 30, 2019, compared to $868.9 million at March 31, 2019 and $1.0 billion at June 30, 2018. Loans held for sale of $10.3 million at June 30, 2019 increased from $1.5 million at March 31, 2019, with an anticipated loan sales of some or all of these loans set to close in the third quarter of 2019.

MidSouth’s Tier 1 leverage capital ratio was 11.53% at June 30, 2019, compared to 11.60% at March 31, 2019. Tier 1 risk-based capital and total risk-based capital ratios were 18.23% and 19.50% at June 30, 2019, respectively, essentially unchanged from March 31, 2019. Tier 1 common equity to total risk-weighted assets at June 30, 2019 was 12.37%, compared to 12.48% at March 31, 2019. Tangible common equity totaled $136.0 million at June 30, 2019, unchanged from March 31, 2019. Tangible book value per share at June 30, 2019 remained constant versus the first quarter at $8.13.

Asset Quality
Nonperforming assets totaled $23.7 million at June 30, 2019, a decrease of $239,000 compared to $23.9 million reported at March 31, 2019. Allowance coverage for nonperforming loans increased to 120.79% at June 30, 2019 compared to 106.85% at March 31, 2019. The ALLL/total loans ratio was 3.20% at June 30, 2019 compared to 2.77% at March 31, 2019. The ratio of annualized net charge-offs to total loans increased to 0.64% for the three months ended June 30, 2019 compared to 0.11% at March 31, 2019, which was primarily the result of two commercial loan charge-offs in the second quarter totaling $906,000.

Total nonperforming assets to total loans plus ORE and other assets repossessed were 2.69% at June 30, 2019 compared to 2.68% at March 31, 2019. Loans classified as troubled debt restructurings totaled $593,000 at June 30, 2019 compared to $713,000 at March 31, 2019. Total classified assets, including ORE, were $55.7 million at June 30, 2019 compared to $44.4 million at March 31, 2019, as downgrades outpaced upgrades, pay downs/pay offs, and scheduled principal amortization during the quarter.  The two largest downgrades were in the commercial real estate portfolio totaling $6.5 million or approximately 59% of the total classified downgrades.  As a result, the classified assets to capital ratio at MidSouth Bank was 32% at June 30, 2019 versus 25% at March 31, 2019.

More information on our energy loan portfolio and other information on quarterly results can be found on our website at MidSouthBank.com under Investor Relations/Presentations.

Second Quarter 2019 vs. First Quarter 2019 Earnings Comparison
MidSouth reported a net loss available to common shareholders of $3.7 million for the three months ended June 30, 2019, compared to net loss available to common shareholders of $6.6 million for the three months ended March 31, 2019. Revenues from consolidated operations decreased $982,000 from $23.7 million in the first quarter of 2019 to $22.7 million in the second quarter of 2019, primarily as a result of the first quarter gain on sale of loans of $1.3 million.

The second quarter of 2019 included merger-related expenses of $1.1 million. The first quarter of 2019 did not include any merger-related expenses. Excluding these non-operating expenses, compared the first quarter of 2019, noninterest expense decreased $2.2 million in the second quarter of 2019. Between the first and second quarters of 2019, salaries and employee benefits expense decreased $761,000, occupancy expenses declined $345,000 and ongoing legal and professional fees declined $719,000, primarily as a result of the completion of remediation efforts.

The provision for loan losses decreased $2.8 million from the first quarter 2019 compared to the second quarter 2019. Excluding the impact of provisioning for the previously mentioned shared national healthcare credit, the provision for loan losses was essentially unchanged on a sequential quarterly basis at $1.0 million.

Dividends on the Series B Preferred Stock issued to the U.S. Treasury as a result of our participation in the Small Business Lending Fund totaled $720,000 for the second quarter of 2019 and the first quarter of 2019 based on a dividend rate of 9%. Dividends on the Series C Preferred Stock totaled $90,000 for the three months ended June 30, 2019 and March 31, 2019.

Fully taxable-equivalent (“FTE”) net interest income increased $509,000 from the first quarter 2019 to the second quarter 2019, primarily due to an increase in interest income on other investments and interest bearing deposits with other banks of $314,000 and $220,000, respectively, offset by a decline in tax exempt securities interest income of $120,000 due to recent selling of municipal bonds. Loan yields increased 11 basis points from first quarter levels which were depressed by the reversal of income for a significant shared national healthcare credit. The average yield on investment securities decreased 8 basis points, from 2.86% to 2.78%, due to a continued repositioning of the bond portfolio through the sale of higher yielding municipal and corporate bonds and the timing impact of the sales and reinvestments on average balances. The average yield on total earning assets increased 10 bps for the same period, from 4.41% to 4.51%, respectively. The FTE net interest margin increased 11 bps from 3.89% for the first quarter 2019 to 4.00% for the second quarter of 2019.

Second Quarter 2019 vs. Second Quarter 2018 Earnings Comparison
MidSouth reported a net loss available to common shareholders of $3.7 million for the three months ended June 30, 2019 compared to a net loss available to common shareholders of $1.5 million for the three months ended June 30, 2018. Net interest income decreased $1.0 million in quarterly comparison, resulting from a $793,000 decrease in interest income primarily driven by lower loan levels, in addition to a higher interest expense of $216,000 reflecting the impact of higher interest rates. Operating noninterest income decreased $295,000, which excludes $202,000 gains on sales of investments.

Excluding remediation expenses of $5.3 million for the second quarter of 2018 and merger-related expenses of $1.1 million for the second quarter of 2019, noninterest expenses increased $750,000 in quarterly comparison and consisted primarily of a $1.0 million increase in salary and employee benefits costs from the additional staffing necessary in connection with regulatory remediation efforts. The provision for loan losses increased $4.3 million in quarterly comparison, from $440,000 for the three months ended June 30, 2018 to $4.8 million for the three months ended June 30, 2019 resulting primarily from the impairment of the above-mentioned shared healthcare credit. We recorded an income tax benefit of $237,000 for the second quarter of 2018 versus no benefit for the second quarter of 2019.

Interest income on loans decreased $2.3 million between the second quarter 2018 compared to the same quarter 2019 primarily due to a $219.2 million decline in average loans given ongoing efforts to reduce problem loans and slower loan originations due to an internal focus on improving loan portfolio management and loan operations.

Investment securities totaled $458.9 million, or 26.8% of total assets at June 30, 2019, versus $376.7 million, or 20.3% of total assets at June 30, 2018. The investment portfolio had an effective duration of 2.13 years, as measured on a 100 basis point parallel shock in interest rates, and a net unrealized gain of $4.2 million at June 30, 2019. FTE interest income on investments increased $859,000 in prior year quarterly comparison. The average volume of investment securities increased $90.8 million in prior year quarterly comparison, and the average tax equivalent yield on investment securities increased 24 basis points, from 2.54% to 2.78%.

The average yield on all earning assets increased 12 basis points in prior year quarterly comparison, from 4.39% for the second quarter of 2019 to 4.51% for the second quarter of 2018, due to higher yields in the loan and investment portfolios offsetting the change of mix of interest earning assets on a year-over-year basis.

Interest expense increased $216,000 in prior year quarterly comparison primarily due to a $256,000 increase in interest expense on deposits and a $23,000 increase in interest expense on junior subordinated debt, which were partially offset by a $63,000 decrease in interest expense on repurchase agreements and FHLB borrowings.

As a result of these changes in volume and yield on earning assets and interest-bearing liabilities, the FTE net interest margin decreased 12 basis points, from 4.12% for the second quarter of 2018 to 4.00% for the second quarter of 2019.

Six Months Ended June 30, 2019 vs Six Months Ended June 30, 2018

MidSouth reported a net loss available to common shareholders of $10.4 million for the six months ended June 30, 2019 compared to net loss available to common shareholders of $1.9 million for six months ended June 30, 2018. Revenues from consolidated operations decreased $993,000 in quarterly comparison, from $47.4 million for the six months ended June 30, 2018 to $46.5 million for the six months ended June 30, 2019.

Excluding remediation expenses of $9.2 million for the first six months of 2018 and merger-related expenses of $1.1 million for the first six months of 2019, noninterest expenses increased $2.7 million in semiannual comparison and consisted primarily of a $3.0 million increase in salary and employee benefits costs from the additional staffing necessary in connection with regulatory remediation efforts. The provision for loan losses increased $11.9 million in prior year comparison, from $440,000 for the six months ended June 30, 2018 to $12.4 million for the six months ended June 30, 2019 due primarily to impairment of the shared healthcare credit. We recorded an income tax benefit of $271,000 for the first six months of 2018 versus no benefit for the first six months of 2019.

Dividends on preferred stock totaled $1.6 million for the six months ended June 30, 2019 and 2018. Dividends on the Series B Preferred Stock were $1.4 million for the six months ended June 30, 2019 and 2018. Dividends on the Series C Preferred Stock totaled $180,000 for the six months ended June 30, 2019 and 2018.

Interest income on loans decreased $5.3 million primarily due to a $238.6 million decline in average loans given ongoing efforts to reduce problem loans and slower loan originations due to an internal focus on improving loan portfolio management and loan operations.

The average volume of investment securities increased $47.5 million in prior year comparison, and the average tax equivalent yield on investment securities increased 37 basis points, from 2.55% to 2.92% at June 30, 2019 .

The average yield on all earning assets increased 12 basis points in prior year comparison, from 4.56% for 2019 to 4.44% for 2019, due to a less favorable mix of earning assets given the decline in loans on a year-over-year basis.

Interest expense increased $652,000 in prior year comparison primarily due to a $698,000 increase in interest expense on deposits and a $91,000 increase in interest expense on junior subordinated debt, which were partially offset by a $137,000 decrease in interest expense on repurchase agreements and FHLB borrowings.

As a result of these changes in volume and yield on earning assets and interest-bearing liabilities, the FTE net interest margin decreased 2 basis points, from 4.04% for the six months of 2018 to 4.02% for the six months of 2019.

About MidSouth Bancorp, Inc.
MidSouth Bancorp, Inc. is a bank holding company headquartered in Lafayette, Louisiana, with assets of $1.7 billion as of June 30, 2019. MidSouth Bancorp, Inc. trades on the NYSE under the symbol “MSL.” Through its wholly owned subsidiary, MidSouth Bank, N.A., MidSouth offers a full range of banking services to commercial and retail customers in Louisiana and Texas. MidSouth Bank currently has 42 locations in Louisiana and Texas and is connected to a worldwide ATM network that provides customers with access to more than 55,000 surcharge-free ATMs. Additional corporate information is available at MidSouthBank.com.

Non-GAAP Financial Measures
This press release, including the accompanying financial statement tables, contains financial information determined by methods other than in accordance with generally accepted accounting principles, or GAAP. This financial information includes certain operating performance measures, which exclude charges that are not considered part of recurring operations. Non-GAAP measures in this press release include, but are not limited to, descriptions such as “operating noninterest income,” “operating (loss) earnings per share,” “tangible common equity”, “tangible book value per share,” “operating return on average common equity,” “operating return on average assets,” and “operating efficiency ratio.” In addition, this press release, consistent with SEC Industry Guide 3, presents total revenue, net interest income, net interest margin, "non-operating expenses" and efficiency ratios on a fully taxable equivalent (“FTE”) basis, and ratios on an annualized basis. The FTE basis adjusts for the tax-favored status of net interest income from certain loans and investments using a federal tax rate of 21% for all periods beginning on or after January 1, 2018, as well as state income taxes, where applicable, to increase tax-exempt interest income to a taxable-equivalent basis. MidSouth believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources.

We use non-GAAP measures because we believe they are useful for evaluating our financial condition and performance over periods of time, as well as in managing and evaluating our business and in discussions about our performance. We also believe these non-GAAP financial measures provide users of our financial information with a meaningful measure for assessing our financial condition as well as comparison to financial results for prior periods. These measures should be viewed in addition to, and not as an alternative to or substitute for, measures determined in accordance with GAAP, and are not necessarily comparable to non-GAAP measures that may be presented by other companies. To the extent applicable, reconciliations of these non-GAAP measures to the most directly comparable measures as reported in accordance with GAAP are included with the accompanying financial statement tables.

Forward-Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties.  These statements include, among others, statements regarding expected future performance and shareholder value.  The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “could,” “should,” “guidance,” “potential,” “continue,” “project,” “forecast,” “confident,” and similar expressions are typically used to identify forward-looking statements.

These statements are based on assumptions and assessments made by management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate.  Any forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties and may be affected by various factors that may cause actual results, developments and business decisions to differ materially from those in the forward-looking statements.  Factors that might cause such a difference include, among other matters, changes in interest rates and market prices that could affect the net interest margin, asset valuation, and expense levels; changes in local economic and business conditions in the markets we serve, including, without limitation, changes related to the oil and gas industries that could adversely affect customers and their ability to repay borrowings under agreed upon terms, adversely affect the value of the underlying collateral related to their borrowings, and reduce demand for loans; increases in competitive pressure in the banking and financial services industries; increased competition for deposits and loans which could affect compositions, rates and terms; changes in the levels of prepayments received on loans and investment securities that adversely affect the yield and value of the earning assets; our ability to successfully implement and manage our  strategic initiatives; costs and expenses associated with our strategic initiatives and regulatory remediation efforts and possible changes in the size and components of the expected costs and charges associated with our strategic initiatives and regulatory remediation efforts; our ability to realize the anticipated benefits and cost savings from our strategic initiatives within the anticipated time frame, if at all; the ability of the Company to comply with the terms of the formal agreement and the consent order with the Office of the Comptroller of the Currency; risk of noncompliance with and further enforcement actions regarding the Bank Secrecy Act and other anti-money laundering statues and regulations; credit losses due to loan concentration, particularly our energy lending and commercial real estate portfolios; a deviation in actual experience from the underlying assumptions used to determine and establish our allowance for loan and lease losses (“ALLL”), which could result in greater than expected loan losses; the adequacy of the level of our ALLL and the amount of loan loss provisions required in future periods including the impact of implementation of the new CECL (current expected credit loss) methodology; future examinations by our regulatory authorities, including the possibility that the regulatory authorities may, among other things, impose additional enforcement actions or conditions on our operations, require additional regulatory remediation efforts or require us to increase our allowance for loan losses or write-down assets; changes in the availability of funds resulting from reduced liquidity or increased costs; the timing and impact of future acquisitions or divestitures, the success or failure of integrating acquired operations, and the ability to capitalize on growth opportunities upon entering new markets; the ability to acquire, operate, and maintain effective and efficient operating systems; the identified material weaknesses in our internal control over financial reporting; increased asset levels and changes in the composition of assets that would impact capital levels and regulatory capital ratios; loss of critical personnel and the challenge of hiring qualified personnel at reasonable compensation levels; legislative and regulatory changes, including the impact of regulations under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and other changes in banking, securities and tax laws and regulations and their application by our regulators, changes in the scope and cost of FDIC insurance and other coverage; regulations and restrictions resulting from our participation in government-sponsored programs such as the U.S. Treasury’s Small Business Lending Fund, including potential retroactive changes in such programs; changes in accounting principles, policies, and guidelines applicable to financial holding companies and banking; increases in cybersecurity risk, including potential business disruptions or financial losses; acts of war, terrorism, cyber intrusion, weather, or other catastrophic events beyond our control; the outcome of pending or threatened litigation, or of matters before regulatory agencies, whether currently existing or commencing in the future, including litigation related to the merger; changes in the monetary and fiscal policies of the U.S. government, including policies of the U.S. Department of the Treasury and the Federal Reserve Board; and other factors discussed under the heading “Risk Factors” in MidSouth’s  Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on March 18, 2019 and in its other filings with the SEC.

MidSouth does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands except per share data)

	Quarter	Quarter	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended	Ended
	June 30	March 31	December 31	September 30	June 30
EARNINGS DATA	2019	2019	2018	2018	2018
Total interest income	$17,946	$17,445	$19,340	$18,436	$18,739
Total interest expense	2,031	2,062	2,097	1,970	1,814
Net interest income	15,915	15,383	17,243	16,466	16,925
Provision for loan losses	4,759	7,600	12,000	4,300	440
Non-interest income	4,790	6,273	4,702	5,090	4,882
Non-interest expense	18,849	19,886	24,644	23,527	22,273
(Loss) earnings before income taxes	(2,903)	(5,830)	(14,699)	(6,271)	(906)
Income tax (benefit) expense	—	—	7,610	(1,373)	(237)
Net (loss) earnings	(2,903)	(5,830)	(22,309)	(4,898)	(669)
Dividends on preferred stock	810	810	809	810	810
Net loss available to common shareholders	$(3,713)	$(6,640)	$(23,118)	$(5,708)	$(1,479)

PER COMMON SHARE DATA
Basic loss per share	(0.22)	(0.40)	(1.39)	(0.34)	(0.09)
Diluted loss per share	(0.22)	(0.40)	(1.39)	(0.34)	(0.09)
Diluted (loss) earnings per share, operating (Non-GAAP)(*)	(0.17)	(0.40)	(0.66)	(0.08)	0.17
Quarterly dividends per share	0.01	0.01	0.01	0.01	0.01
Book value per share at end of period	10.76	10.78	10.88	12.05	12.50
Tangible book value per share at period end (Non-GAAP)(*)	8.13	8.13	8.20	9.35	9.78
Market price per share at end of period	11.85	11.41	10.60	15.40	13.25
Shares outstanding at period end	16,733,569	16,715,671	16,641,017	16,641,105	16,619,894
Weighted average shares outstanding:
Basic	16,724,143	16,673,818	16,640,174	16,557,664	16,525,571
Diluted	16,724,143	16,673,818	16,640,174	16,557,664	16,525,571
AVERAGE BALANCE SHEET DATA
Total assets	$1,728,634	$1,742,686	$1,791,990	$1,830,834	$1,860,906
Loans and leases	890,214	904,293	944,545	1,020,834	1,109,371
Total deposits	1,433,935	1,440,961	1,476,211	1,503,528	1,514,321
Total common equity	181,418	182,231	202,796	209,010	210,291
Total tangible common equity(*)	137,258	137,793	158,083	164,020	165,024
Total equity	222,390	223,203	243,768	249,997	251,278
SELECTED RATIOS
Return on average assets, operating(*)(**)	(0.86)%	(1.52)%	(2.70)%	(0.30)%	0.59%
Return on average common equity, operating(*)(**)	(6.09)%	(14.57)%	(23.83)%	(2.60)%	5.22%
Return on average tangible common equity, operating(*)(**)	(8.02)%	(19.28)%	(30.57)%	(3.31)%	6.65%
Efficiency ratio, operating(*)	91.04%	99.12%	89.37%	83.36%	77.38%
Average loans to average deposits	62.08%	62.76%	63.98%	67.90%	73.26%
Tier 1 leverage capital ratio	11.53%	11.60%	11.45%	12.53%	12.71%
CREDIT QUALITY
Allowance for loan and lease losses (ALLL) as a % of total loans	3.20%	2.77%	1.94%	2.54%	2.22%
Nonperforming assets to tangible equity + ALLL	14.43%	14.89%	6.44%	23.75%	32.99%
Nonperforming assets to total loans	2.69%	2.68%	3.39%	5.45%	7.08%
QTD net charge-offs to total loans (**)	0.64%	0.11%	8.45%	1.40%	0.87%
(**) Annualized
(*) See reconciliation of Non-GAAP financial measures on pages 23-25.

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Consolidated Balance Sheets (unaudited)
(in thousands)

	June 30,	March 31,	December 31,	September 30,	June 30,
	2019	2019	2018	2018	2018
Assets
Cash and cash equivalents	$232,452	$243,430	$205,371	$302,888	$278,776
Securities available-for-sale	425,638	434,679	437,754	352,606	308,937
Securities held-to-maturity	33,219	35,107	37,759	64,893	67,777
Total investment securities	458,857	469,786	475,513	417,499	376,714
Other investments	18,261	17,083	16,614	16,508	14,927
Loans held for sale	10,304	1,511	23,876	—	—
Total loans	880,037	893,650	899,785	962,743	1,057,963
Allowance for loan losses	(28,129)	(24,779)	(17,430)	(24,450)	(23,514)
Loans, net	851,908	868,871	882,355	938,293	1,034,449
Premises and equipment	54,221	55,097	55,382	56,006	56,834
Lease right of use asset	7,865	8,263	—	—	—
Goodwill and other intangibles	44,026	44,303	44,580	44,856	45,133
Deferred Tax Asset	10,932	11,207	11,373	8,452	6,659
Deferred Tax Asset Valuation Allowance	(10,932)	(11,207)	(11,373)	—	—
Other assets	37,212	36,991	39,707	41,752	45,425
Total assets	$1,715,106	$1,745,335	$1,743,398	$1,826,254	$1,858,917

Liabilities and Shareholders' Equity
Non-interest bearing deposits	$399,619	$418,321	$383,167	$425,696	$419,517
Interest-bearing deposits	1,023,770	1,027,314	1,068,904	1,083,433	1,103,503
Total deposits	1,423,389	1,445,635	1,452,071	1,509,129	1,523,020
Securities sold under agreements to repurchase	5,456	11,968	11,220	13,676	14,886
Lease liability	7,816	8,203	—	—	—
FHLB advances	27,500	27,500	27,500	27,506	37,511
Junior subordinated debentures	22,167	22,167	22,167	22,167	22,167
Other liabilities	7,786	8,696	8,450	12,325	12,661
Total liabilities	1,494,114	1,524,169	1,521,408	1,584,803	1,610,245
Total shareholders' equity	220,992	221,166	221,990	241,451	248,672
Total liabilities and shareholders' equity	$1,715,106	$1,745,335	$1,743,398	$1,826,254	$1,858,917

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Consolidated Statements of Operation (unaudited)
(in thousands except per share data)

	Three Months Ended			Six Months
	6/30/2019	3/31/2019	6/30/2018	6/30/2019	6/30/2018
Interest income:
Loans, including fees	$13,023	$12,987	$15,344	$26,010	$31,359
Investment securities	3,260	3,326	2,370	6,586	4,733
Other interest income	1,663	1,132	1,025	2,795	1,644
Total interest income	17,946	17,445	18,739	35,391	37,736
Interest expense:
Deposits	1,665	1,680	1,410	3,345	2,647
Securities sold under agreement to repurchase	9	14	25	23	66
FHLB borrowings	74	81	120	155	249
Other borrowings	283	287	259	570	479
Total interest expense	2,031	2,062	1,814	4,093	3,441
Net interest income	15,915	15,383	16,925	31,298	34,295
Provision for loan losses	4,759	7,600	440	12,359	440
Net interest income after provision for loan losses	11,156	7,783	16,485	18,939	33,855
Noninterest income:
Service charges on deposit accounts	1,854	1,793	2,065	3,647	4,271
Gain (loss) on securities, net	202	373	—	575	(51)
Gain on sale of loans, net	—	1,274	—	1,274	—
ATM and debit card income	2,044	1,925	1,877	3,969	3,661
Other charges and fees	690	908	940	1,598	1,830
Total noninterest income	4,790	6,273	4,882	11,063	9,711
Noninterest expense:
Salaries and employee benefits	8,940	9,700	7,916	18,638	15,635
Occupancy expense	2,962	3,307	3,193	6,269	6,238
ATM and debit card	682	624	648	1,306	1,223
Legal and professional fees	1,163	1,883	1,100	3,046	2,789
Remediation expense	—	—	5,323	—	9,249
Merger-related expense	1,149	—	—	1,149	—
Other non-interest expense	3,953	4,372	4,093	8,327	9,011
Total noninterest expense	18,849	19,886	22,273	38,735	44,145
Loss before income taxes	(2,903)	(5,830)	(906)	(8,733)	(579)
Income tax (benefit)/expense	—	—	(237)	—	(271)
Net loss	(2,903)	(5,830)	(669)	(8,733)	(308)
Dividends on preferred stock	810	810	810	1,620	1,620
Net loss available to common shareholders	$(3,713)	$(6,640)	$(1,479)	$(10,353)	$(1,928)
Loss per common share, diluted	$(0.22)	$(0.40)	$(0.09)	$(0.62)	$(0.12)
Operating (loss) income per common share, diluted on pages 18-20 (Non-GAAP)(*)	$(0.17)	$(0.40)	$0.17	$(0.62)	$(0.12)
(*) See reconciliation of Non-GAAP financial measures.

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Loans, Deposits and Asset Quality (unaudited)
(in thousands)
COMPOSITION OF LOANS	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
Commercial, financial, and agricultural	$226,871	$255,410	$267,340	$294,971	$354,944
Real estate - construction	77,482	89,723	89,621	90,444	98,108
Real estate - commercial	409,694	376,523	368,449	394,416	414,526
Real estate - residential	126,043	130,700	130,320	136,151	141,104
Consumer and other	39,476	40,784	43,506	46,169	48,649
Lease financing receivable	471	510	549	592	632
Total loans	$880,037	$893,650	$899,785	$962,743	$1,057,963

COMPOSITION OF DEPOSITS	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
Noninterest bearing	399,619	$418,321	$383,167	$425,696	$419,517
NOW & other	403,026	410,792	400,625	442,487	461,726
Money market/savings	446,795	436,317	488,181	454,867	466,711
Time deposits of less than $100,000	121,399	121,460	121,703	125,363	111,758
Time deposits of $100,000 or more	52,550	58,745	58,395	60,716	63,308
Total deposits	$1,423,389	$1,445,635	$1,452,071	$1,509,129	$1,523,020

ASSET QUALITY DATA	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
Nonaccrual loans	$23,287	$23,191	$8,920	$51,476	$73,538
Loans past due 90 days and over and accruing	—	—	—	7	3
Total nonperforming loans	23,287	23,191	8,920	51,483	73,541
Nonperforming loans held for sale	—	—	20,441	—	—
Other real estate	387	664	1,067	1,022	1,365
Other repossessed assets	8	66	55	—	—
Total nonperforming assets	$23,682	$23,921	$30,483	$52,505	$74,906
Troubled debt restructurings, accruing	$593	$713	$1,334	$896	$1,010
Nonperforming assets to total assets	1.38%	1.37%	1.75%	2.88%	4.03%
Nonperforming assets to total loans	2.69%	2.68%	3.39%	5.45%	7.08%
ALLL to nonperforming loans	120.79%	106.85%	195.4%	47.49%	31.97%
ALLL to total loans	3.20%	2.77%	1.94%	2.54%	2.22%
Quarter-to-date charge-offs	1,558	384	19,277	4,339	2,801
Quarter-to-date recoveries	150	133	258	974	505
Quarter-to-date net charge-offs	1,408	251	19,019	3,365	2,296
Annualized QTD net charge-offs to total loans	0.64%	0.11%	8.45%	1.40%	0.87%

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Tangible Common Equity to Tangible Assets and Regulatory Ratios (unaudited)
(in thousands)

COMPUTATION OF TANGIBLE COMMON EQUITY TO TANGIBLE ASSETS	June 30, 2019	December 31, 2018

Total equity	$220,992	$221,990
Less preferred equity	40,972	40,972
Total common equity	180,020	181,018
Less goodwill	42,171	42,171
Less intangibles	1,855	2,409
Tangible common equity	$135,994	$136,438

Total assets	$1,715,106	$1,743,398
Less goodwill	42,171	42,171
Less intangibles	1,855	2,409
Tangible assets	$1,671,080	$1,698,818

Tangible common equity to tangible assets	8.14%	8.03%

REGULATORY CAPITAL

Common equity tier 1 capital	$132,053	$137,991
Tier 1 capital	194,524	201,130
Total capital	208,053	215,310

Regulatory capital ratios:
Common equity tier 1 capital ratio	12.37%	12.20%
Tier 1 risk-based capital ratio	18.23%	17.79%
Total risk-based capital ratio	19.50%	19.04%
Tier 1 leverage ratio	11.53%	11.45%

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Quarterly Yield Analysis (unaudited)
(in thousands)

YIELD ANALYSIS	Three Months Ended			Three Months Ended			Three Months Ended			Three Months Ended			Three Months Ended
	June 30, 2019			March 31, 2019			December 31, 2018			September 30, 2018			June 30, 2018

		Tax			Tax			Tax			Tax			Tax
	Average	Equivalent	Yield/	Average	Equivalent	Yield/	Average	Equivalent	Yield/	Average	Equivalent	Yield/	Average	Equivalent	Yield/
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Investment securities (1)
Taxable	$452,396	$3,100	2.74%	$436,549	$3,071	2.81%	$375,467	$2,950	3.14%	$347,205	$2,156	2.48%	$340,080	$2,093	2.46%
Tax-exempt (2)	22,368	203	3.63%	38,424	323	3.36%	43,010	355	3.30%	43,151	345	3.20%	43,858	351	3.20%
Total investment securities	474,764	3,303	2.78%	474,973	3,394	2.86%	418,477	3,305	3.16%	390,356	2,501	2.56%	383,938	2,444	2.54%
Federal funds sold	4,370	30	2.75%	5,493	32	2.33%	5,878	33	2.25%	7,250	32	1.77%	5,008	21	1.63%
Interest bearing deposits in other banks	209,254	1,224	2.34%	185,418	1,004	2.17%	208,001	1,364	2.62%	250,349	1,279	2.04%	201,281	912	1.79%
Other investments	17,629	409	9.28%	16,936	95	2.24%	16,573	177	4.27%	15,640	106	2.71%	14,924	91	2.45%
Loans	890,214	13,023	5.85%	904,293	12,987	5.74%	944,546	14,536	6.16%	1,020,834	14,590	5.72%	1,109,371	15,344	5.55%
Total interest earning assets	1,596,231	17,989	4.51%	1,587,113	17,512	4.41%	1,593,475	19,415	4.87%	1,684,429	18,508	4.40%	1,714,522	18,812	4.39%
Non-interest earning assets	132,403			155,573			198,515			146,405			146,384
Total assets	$1,728,634			$1,742,686			$1,791,990			$1,830,834			$1,860,906
Interest-bearing liabilities:
Deposits	$1,032,778	$1,665	0.64%	$1,042,918	$1,680	0.64%	$1,066,322	$1,670	0.63%	$1,083,404	$1,602	0.59%	$1,087,746	$1,409	0.52%
Repurchase agreements	7,356	8	0.44%	12,069	14	0.46%	13,031	17	0.52%	14,641	16	0.44%	26,230	25	0.39%
FHLB advances	27,500	74	1.08%	27,500	81	1.18%	27,500	135	1.96%	29,139	81	1.11%	37,514	120	1.28%
Junior subordinated debentures	22,167	283	5.11%	22,167	287	5.18%	22,167	275	4.96%	22,167	271	4.89%	22,167	260	4.63%
Total interest bearing liabilities	1,089,801	2,030	0.75%	1,104,654	2,062	0.75%	1,129,020	2,097	0.74%	1,149,351	1,970	0.69%	1,173,657	1,814	0.62%
Non-interest bearing liabilities	416,443			414,829			419,202			431,486			435,971
Shareholders' equity	222,390			223,203			243,768			249,997			251,278
Total liabilities and shareholders' equity	$1,728,634			$1,742,686			$1,791,990			$1,830,834			$1,860,906
Net interest income (TE) and spread		$15,959	3.76%		$15,450	3.66%		$17,318	4.13%		$16,538	3.71%		$16,998	3.77%
Net interest margin			4.00%			3.89%			3.93%			3.97%			4.12%
(1) Securities classified as available-for-sale are included in average balances. Interest income figures reflect interest earned on such securities. (2)Reflects taxable-equivalent adjustments using the federal statutory rate of 21% in adjusting interest on tax-exempt securities to a fully taxable basis. The taxable equivalent adjustments included above are $43,000 for 2Q19, $68,000 for 1Q19, $75,000 for 4Q18, $72,000 for 3Q18, and $74,000 for 2Q18 for the quarter ended. (3) Interest income includes loan fees of $588,000 for 2Q19, $632,000 for 1Q19, $832,000 for 4Q18, $686,000 for 3Q18, and $1.1 million for 2Q18 for the quarter ended. Nonaccrual loans are included in average balances and income on such loans is recognized on a cash basis

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Yearly Yield Analysis (unaudited)
(in thousands)
YIELD ANALYSIS	Six Months Ended
	June 30, 2019			June 30, 2018

		Tax			Tax
	Average	Equivalent	Yield/	Average	Equivalent	Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
Investment securities (1)
Taxable	$409,653	$5,755	2.81%	$336,221	$4,140	2.46%
Tax-exempt (2)	21,240	526	4.95%	47,186	746	3.16%
Total investment securities	430,893	6,281	2.92%	383,407	4,886	2.55%
Federal funds sold	4,928	61	2.48%	4,993	39	1.56%
Time and interest bearing deposits in other banks	191,497	2,229	2.33%	167,299	1,426	1.70%
Other investments	17,284	505	5.84%	14,853	179	2.41%
Loans (3)	895,806	26,010	5.81%	1,134,382	31,359	5.53%
Total interest earning assets	1,540,408	35,086	4.56%	1,704,934	37,889	4.44%
Non-interest earning assets	193,947			155,556
Total assets	$1,734,355			$1,860,490
Interest-bearing liabilities:
Deposits	$1,037,056	$3,345	0.65%	$1,079,660	$2,647	0.49%
Repurchase agreements	9,699	23	0.47%	33,134	66	0.40%
FHLB advances	27,500	155	1.13%	38,124	249	1.31%
Junior subordinated debentures	22,167	570	5.14%	22,167	479	4.32%
Total interest bearing liabilities	1,096,422	4,093	0.75%	1,173,085	3,441	0.59%
Non-interest bearing liabilities	415,997			434,192
Shareholders' equity	221,936			253,213
Total liabilities and shareholders' equity	$1,734,355			$1,860,490
Net interest income (TE) and spread		$30,993	3.81%		$34,448	3.85%
Net interest margin			4.02%			4.04%

(1) Securities classified as available-for-sale are included in average balances. Interest income figures reflect interest earned on such securities. (2)Reflects taxable-equivalent adjustments using the federal statutory rate of 21% in adjusting interest on tax-exempt securities to a fully taxable basis. The taxable equivalent adjustments included above are $110,000 for 2019 and $152,000 for 2018. (3) Interest income includes loan fees of $1.1 million for 2019 and $2,073,000 for 2018. Nonaccrual loans are included in average balances and income on such loans is recognized on a cash basis.

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures (unaudited)
(in thousands except per share data)
	Three Months Ended
	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
Tangible common equity and tangible book value per share

Total shareholders' equity	$220,992	$221,166	$221,990	$241,451	$248,672
Less:
Preferred common shareholders' equity	40,972	40,972	40,972	40,972	40,987
Total common equity	180,020	180,194	181,018	200,479	207,685

Less:
Goodwill	$42,171	$42,171	$42,171	$42,171	$42,171
Other intangible assets	$1,855	$2,132	$2,409	$2,685	$2,962
Total tangible common equity	$135,994	$135,891	$136,438	$155,623	$162,552

Period end number of shares	$16,733,569	$16,715,671	$16,641,017	$16,641,105	$16,619,894
Book value per share (period end)	$10.76	$10.78	$10.88	$12.05	$12.5
Tangible book value per share (period end)	$8.13	$8.13	$8.20	$9.35	$9.78

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures (unaudited) (continued)
(in thousands except per share data)

Operating (loss) earnings per share	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
Net loss available to common shareholders'	$(3,713)	$(6,640)	$(23,118)	$(5,708)	$(1,479)
Adjustment items:
Merger-related expenses	1,149	—	—	—	—
Regulatory remediation costs	—	—	4,970	5,502	5,323
Loans held for sale expense	—	—	—	4	20
Discount accretion acceleration	—	—	(726)	—	—
Tax effect of adjustments	(241)	—	(891)	(1,156)	(1,122)
After tax adjustment items	908	—	3,353	4,350	4,221
Tax expense adjustment item:
Attributable to valuation allowance on deferred tax	—	—	7,685	—	—
Adjusted net (loss) income	$(2,805)	$(6,640)	$(12,080)	$(1,358)	$2,742

Weighted average number of shares - diluted	16,724,143	16,673,818	16,640,174	16,557,664	16,525,571
Net loss per diluted share	$(0.22)	$(0.40)	$(1.39)	$(0.34)	$(0.09)
Operating net (loss) earnings per diluted share	$(0.17)	$(0.40)	$(0.73)	$(0.08)	$0.17

Operating ratios
Return on average assets	(0.86)%	(1.52)%	(5.16)%	(1.25)%	(0.32)%
Effect of adjustment items	0.21%	—%	2.46%	0.95%	0.91%
Operating return on average assets	(0.65)%	(1.52)%	(2.70)%	(0.30)%	0.59%

Return on average common equity	(8.07)%	(14.57)%	(45.60)%	(10.92)%	(2.81)%
Effect of adjustment items	1.97%	—%	21.77%	8.32%	8.03%
Operating return on average common equity	(6.09)%	(14.57)%	(23.83)%	(2.60)%	5.22%

Return on average tangible common equity	(10.61)%	(19.28)%	(58.50)%	(13.92)%	(3.58)%
Effect of adjustment items	2.60%	—%	27.93%	10.61%	10.23%
Operating return on average tangible common equity	(8.02)%	(19.28)%	(30.57)%	(3.31)%	6.65%

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures (unaudited) (continued)
(in thousands except per share data)

		Three Months Ended
OPERATING EFFICIENCY RATIO (TE)	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
Operating noninterest expense
Total Noninterest Expense	$18,849	$19,886	$24,644	$23,527	$22,273
Adjustment items:
Merger-related expenses	(1,149)	—	$—	$—	$—
Regulatory remediation costs	—	$—	$(4,970)	$(5,502)	$(5,323)
Loans held for sale expense	—	—	—	4	(20)
Operating noninterest expense	$17,700	$19,886	$19,674	$18,029	$16,930

Operating efficiency ratio
Net interest income (TE)	15,959	15,436	17,318	16,538	16,998
Noninterest income	4,790	6,273	4,702	5,090	4,882
Total Revenue (TE)	20,749	21,709	22,020	21,628	21,880
Adjustment items
Gain on sale of securities	202	373	—	—	—
Gain on sale of loans	—	1,274	—	—	—
Adjusted total revenue (TE)	20,547	20,062	22,020	21,628	21,880
Efficiency ratio	91.04%	91.83%	112.30%	109.14%	102.14%
Operating efficiency ratio	86.14%	99.12%	89.35%	83.36%	77.38%